Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Dan Swenson
Treasurer
847/405-2515
dswenson@cfindustries.com

Terra Nitrogen Company, L.P. Reports Second Quarter
2015 Results

DEERFIELD, IL (August 5, 2015)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $99.3 million on net sales of $153.6 million for the quarter ended June 30, 2015. This compares to net earnings of $100.1 million on net sales of $167.5 million for the 2014 second quarter. Net earnings allocable to common units was $61.3 million ($3.31 per common unit) and $58.4 million ($3.16 per common unit) for the 2015 and 2014 second quarters, respectively.

Results for the second quarter of 2015 included an unrealized net mark-to-market gain on natural gas derivatives of $2.6 million compared to a loss of $4.9 million in the second quarter of 2014.

For the first six months of 2015, TNCLP reported net earnings of $158.3 million on net sales of $280.2 million. This compares to net earnings of $203.0 million on net sales of $345.2 million for the first six months of 2014. Net earnings allocable to common units was $98.8 million ($5.34 per common unit) and $118.8 million ($6.42 per common unit) for the first six months of 2015 and 2014, respectively. Results for the first six months of 2015 included a $6.5 million unrealized net mark-to-market gain on natural gas derivatives compared to a loss of $8.9 million for the first six months of 2014.

Analysis of Results

Approximately one-half of the production capacity of the Verdigris nitrogen complex, including the ammonia plant and a UAN plant, underwent a planned turnaround in the first quarter of 2015. The ammonia plant turnaround was completed in the first quarter of 2015 and the UAN plant turnaround, including certain follow-on maintenance, was completed in the second quarter of 2015. These turnarounds reduced production in the second quarter of 2015. Second quarter 2015 sales of UAN were impacted due to the lower production, which increased the volume of ammonia that was available for sale in the second quarter.

Net sales for the 2015 second quarter totaled $153.6 million, compared to $167.5 million for the 2014 second quarter, with lower UAN sales partially offset by higher ammonia sales. UAN sales volume in the 2015 second quarter decreased 25 percent compared to the 2014 second quarter. Sales were affected both by limited UAN volumes due to the turnaround, and a weak North American UAN market as certain customers preferred ammonia over UAN during the period. High levels of imports also impacted UAN pricing in the second quarter. The increased available ammonia was sold into a strong spot market driven by an early spring application window that extended the season longer than usual in the Western Cornbelt. Ammonia sales volumes increased 77 percent in the 2015 second quarter compared to the 2014 second quarter.

Net earnings for the 2015 second quarter totaled $99.3 million, compared to net earnings of $100.1 million for the 2014 second quarter. The decrease in net earnings was primarily driven by lower UAN production volume in 2015 compared to 2014 and light demand for UAN as growers moved toward ammonia and urea in the second quarter.
Comparing the second quarter 2015 to 2014, TNCLP’s:

•	Ammonia average selling prices increased by 3 percent and UAN average selling prices decreased by 11 percent;

•	Ammonia sales volume increased by 77 percent and UAN sales volume decreased by 25 percent; and

•	Realized natural gas cost per MMBtu decreased by 34 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. In the second quarter of 2015, capital expenditures were $67.4 million as compared to $27.4 million in 2014, with the increase primarily due to plant turnaround activities. For the full year 2015, TNCLP is expected to have capital expenditures in the range of $80 million to $90 million.

TNCLP reported on August 5, 2015 the declaration of a cash distribution for the quarter ended June 30, 2015, of $2.36 per common limited partnership unit payable August 31, 2015 to holders of record as of August 17, 2015.

Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets. Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	risks related to TNCLP’s reliance on one production facility;

•	the volatility of natural gas prices in North America;

•	the cyclical nature of TNCLP’s business and the agricultural sector;

•	the global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•	conditions in the U.S. agricultural industry;

•	difficulties in securing the delivery, or delays or interruptions in the delivery of raw materials such as natural gas;

•	reliance on third-party providers of transportation services and equipment;

•	the significant risks and hazards involved in producing and handling TNCLP's products against which it may not be fully insured;

•	risks associated with cyber security;

•	weather conditions;

•	potential liabilities and expenditures related to environmental and health and safety laws and regulations;

•	future regulatory restrictions and requirements related to greenhouse gas emissions or other environmental items;

•	TNCLP’s inability to predict seasonal demand for its products accurately;

•	risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•	limited access to capital;

•	acts of terrorism and regulations to combat terrorism;

•	risks related to TNCLP’s dependence on and relationships with CF Industries;

•	deterioration of global market and economic conditions;

•	risks related to TNCLP's partnership structure and control of TNCLP’s General Partner by CF Industries;

•
changes in TNCLP’s available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•	the conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•	tax risks to TNCLP's common unitholders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2015	December 31, 2014
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$72.0	$113.0
Due from affiliates of the General Partner	23.2	25.2
Accounts receivable	0.3	0.4
Inventories	9.4	9.6
Prepaid expenses and other current assets	2.4	0.3
Total current assets	107.3	148.5
Property, plant and equipment, net	306.0	259.4
Other assets	8.4	7.9
Total assets	$421.7	$415.8
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$21.2	$32.4
Due to affiliates of the General Partner	1.8	4.2
Other current liabilities	0.5	3.6
Total current liabilities	23.5	40.2
Other liabilities	1.5	0.7
Partners' capital:
Limited partners' interests, 18,501,576 Common Units authorized, issued and outstanding	316.7	302.7
Limited partners' interests, 184,072 Class B Common Units authorized, issued and outstanding	2.4	2.2
General partner's interest	77.6	70.0
Total partners' capital	396.7	374.9
Total liabilities and partners' capital	$421.7	$415.8

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except per unit amounts)
Net sales:
Product sales to an affiliate of the General Partner	$153.2	$167.2	$279.5	$344.5
Other income from an affiliate of the General Partner	0.2	0.2	0.3	0.3
Other income	0.2	0.1	0.4	0.4
Total	153.6	167.5	280.2	345.2
Cost of goods sold:
Materials, supplies and services	43.4	57.4	97.4	122.0
Services provided by affiliates of the General Partner	6.5	5.9	14.1	11.5
Gross margin	103.7	104.2	168.7	211.7
Selling, general and administrative services provided by affiliates of the General Partner	4.0	3.8	7.9	7.7
Other general and administrative expenses	0.4	0.3	2.5	1.0
Net earnings	$99.3	$100.1	$158.3	$203.0
Allocation of net earnings:
General Partner	$37.1	$40.7	$58.0	$82.2
Class B Common Units	0.9	1.0	1.5	2.0
Common Units	61.3	58.4	98.8	118.8
Net earnings	$99.3	$100.1	$158.3	$203.0
Net earnings per Common Unit	$3.31	$3.16	$5.34	$6.42

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(in millions, except as noted)
Sales volumes by products (tons in thousands)
Ammonia	126	71	221	169
UAN(1)	354	470	663	1,000

Average selling prices (dollars per ton)
Ammonia	$505	$488	$503	$445
UAN(1)	252	282	253	269

Natural gas costs:
Purchased natural gas costs (per MMBtu)(2)	$2.46	$4.36	$2.64	$4.66
Realized derivatives loss (gain) (per MMBtu)(3)	0.08	(0.49)	0.31	(0.71)
Natural gas costs (per MMBtu)	$2.54	$3.87	$2.95	$3.95

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(1) The nitrogen content of UAN is 32% by weight.
(2) Includes the cost of natural gas purchased during the period for use in production.
(3) Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.